EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831 Media Contact: Rajni Dhanjani, (212) 878-1840
For Immediate Release October 27, 2022

Minerals Technologies Reports Third Quarter 2022 Earnings Per Share of $0.41, or $1.35 Excluding Special Items
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Highlights:
•	Sales of $542 Million, Up 15% YoY, or Up 22% on a Constant Currency Basis
•	Operating Income of $36 Million, or $67 Million Excluding Special Items, Up 6% YoY
•	EPS of $1.35 Excluding Special Items, Up 4% YoY
•	Returned $17 Million to Shareholders Through Share Repurchases and Dividends
•	Completed Refinancing of Revolving Credit Facility and Term Loan B, Extending Debt Maturities to 2027

NEW YORK, October 27, 2022 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.35, excluding special items, for the third quarter ended October 2, 2022, compared with $1.30 in the prior year. Reported diluted earnings per share were $0.41 compared with $1.22 in the prior year.

“MTI delivered another solid quarter, with both top- and bottom-line growth despite softer demand in Europe, higher energy costs, and a slow rebound in China. We continue to navigate today’s environment by controlling costs, offsetting inflation with pricing actions, and maintaining operational discipline,” said Douglas T. Dietrich, Chairman of the Board and Chief Executive Officer. “We remained focused on our strategic growth initiatives and our results this quarter further demonstrate MTI’s resilient portfolio and higher growth potential.”

Third Quarter 2022

Worldwide net sales were $541.9 million, up 15 percent versus the prior year and 3 percent lower sequentially. On a constant currency basis, sales grew 22 percent versus the prior year, as foreign exchange had an unfavorable impact on sales of $33 million, or 7 percentage points.

Operating income excluding special items was $67.2 million and represented 12.4 percent of sales. Reported operating income was $35.6 million.

The company recorded special items of $38.7 million in the third quarter, primarily consisting of $6.9 million for debt extinguishment expenses related to the refinancing of our credit facilities, and $31.1 million for litigation costs. The litigation costs were incurred to defend against, opportunistically settle, and establish a reserve for claims associated with certain talc products from the Barretts Minerals Inc. subsidiary. The Company’s position is that all talc products sold by Barretts Minerals Inc. are safe and these claims are without merit.

Segment Information

Performance Materials segment sales were $290.4 million in the third quarter, up 16 percent versus the prior year and 3 percent lower sequentially. On a constant currency basis, sales grew 24 percent versus the prior year, as foreign exchange had an unfavorable impact on sales of $20 million, or 8 percentage points.

Household, Personal Care & Specialty Products sales grew 16 percent versus the prior year and 1 percent sequentially on continued strong demand for consumer-oriented products. Metalcasting sales were 17 percent higher than the prior year and 4 percent lower sequentially, as strength in North America and other international locations offset a slower than expected rebound in China following COVID-19 restrictions. Environmental Products sales grew 20 percent versus the prior year on strength in remediation, wastewater, and filtration activities. Sales in this product line were 12 percent lower sequentially, primarily due to the timing of projects. Building Materials sales were 1 percent lower than the prior year and 3 percent lower sequentially as higher levels of project activity in North America offset slower activity levels in Europe.

Reported segment operating income was $37.9 million and represented 13.1 percent of sales. Operating income excluding special items was $38.2 million and represented 13.2 percent of sales, 20 basis points above the prior year and sequential quarter as pricing actions offset inflationary cost pressures.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of Precipitated Calcium Carbonate (PCC) Products and Processed Minerals Products, were $166.0 million in the third quarter, 13 percent above the prior year and 1 percent higher sequentially. On a constant currency basis, sales grew 18 percent versus the prior year, as foreign exchange had an unfavorable impact on sales of $7 million, or 5 percentage points.

PCC sales were 14 percent above the prior year and 3 percent higher sequentially on continued strong demand for Specialty PCC in consumer, automotive, and residential construction applications, and higher pricing across all product lines. PCC is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries.

Processed Minerals sales were 9 percent higher than the prior year, primarily driven by strong demand for Ground Calcium Carbonate products. Sales were 4 percent lower sequentially. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

The segment reported an operating loss of $14.2 million, including the special item for talc-related litigation costs, which are associated with the Barretts Minerals Inc. subsidiary in this segment.

Operating income excluding special items was $16.9 million and represented 10.2 percent of sales. This segment was the most acutely impacted by softer demand in Europe as well as higher energy costs and the timing lag of contractual price adjustments.

Refractories segment sales were $85.5 million in the third quarter, up 13 percent versus the prior year on the continued ramp-up of new business volumes and higher pricing to cover inflationary cost increases. Sales were 8 percent lower sequentially due to softer global steel conditions. On a constant currency basis, sales grew 20 percent versus the prior year, as foreign exchange had an unfavorable impact on sales of $6 million, or 7 percentage points.

Segment operating income was $12.4 million and remained strong at 14.5 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

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Minerals Technologies will host a conference call tomorrow, October 28, 2022, at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on October 28, 2022.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives; our ability to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2021 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces, and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the consumer products, paper & packaging, foundry, steel, construction, environmental, energy, and polymer industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021	Prior Qtr.	Prior Year	Oct. 2, 2022	Oct. 3, 2021	Prior Year

Net sales	$541.9	$557.0	$473.2	(3)%	15%	$1,617.9	$1,381.4	17%

Cost of goods sold	423.6	429.7	359.9	(1)%	18%	1,250.6	1,040.9	20%

Production margin	118.3	127.3	113.3	(7)%	4%	367.3	340.5	8%

Marketing and administrative expenses	46.0	48.8	45.5	(6)%	1%	143.6	139.9	3%
Research and development expenses	5.1	5.0	4.6	2%	11%	15.2	14.5	5%
Acquisition related transaction and integration costs	0.5	2.6	1.5	(81)%	(67)%	4.7	1.9	147%
Litigation costs	31.1	1.5	0.0	*	*	32.6	0.0	*
Restructuring and other items, net	0.0	0.0	1.1	*	*	0.0	1.1	*

Income from operations	35.6	69.4	60.6	(49)%	(41)%	171.2	183.1	(6)%

Interest expense, net	(11.0)	(10.4)	(9.2)	6%	20%	(31.2)	(28.2)	11%
Debt extinguishment expenses	(6.9)	0.0	0.0	*	*	(6.9)	0.0	*
Non-cash pension settlement charge	(0.2)	(1.5)	(0.8)	(87)%	(75)%	(1.7)	(3.0)	(43)%
Other non-operating income (deductions), net	(0.4)	(1.2)	(0.1)	(67)%	*	(2.0)	0.3	*
Total non-operating deductions, net	(18.5)	(13.1)	(10.1)	41%	83%	(41.8)	(30.9)	35%

Income before tax and equity in earnings	17.1	56.3	50.5	(70)%	(66)%	129.4	152.2	(15)%

Provision for taxes on income	3.2	11.4	8.9	(72)%	(64)%	25.8	27.6	(7)%
Equity in earnings of affiliates, net of tax	0.7	0.6	0.8	17%	(13)%	1.4	1.8	(22)%

Consolidated net income	14.6	45.5	42.4	(68)%	(66)%	105.0	126.4	(17)%

Less: Net income attributable to non-controlling interests	1.2	0.6	1.0	100%	20%	2.6	3.2	(19)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$13.4	$44.9	$41.4	(70)%	(68)%	$102.4	$123.2	(17)%

Weighted average number of common shares outstanding:

Basic	32.5	32.8	33.5			32.8	33.7

Diluted	32.6	32.9	33.8			32.9	33.9

Earnings per share attributable to MTI:

Basic	$0.41	$1.37	$1.24	(70)%	(67)%	$3.12	$3.66	(15)%

Diluted	$0.41	$1.36	$1.22	(70)%	(66)%	$3.11	$3.63	(14)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended October 2, 2022, July 3, 2022 and October 3, 2021 each consisted of 91 days, respectively. The nine month periods ended October 2, 2022 and October 3, 2021 consisted of 275 days and 276 days, respectively.

2)
In September 2021, PCA Corporation discontinued the use of PCC at their mill in Jackson, Alabama. As a result, the Company recorded a non-cash impairment of assets charge of $0.7 million and $0.4 million in severance related and other closures costs for its Paper PCC satellite facility at this mill.

	(millions of dollars)

		Quarter Ended				Nine Months Ended
		Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021		Oct. 2, 2022	Oct. 3, 2021

	Asset Write-Downs
	Specialty Minerals	$0.0	$0.0	$0.7		$0.0	$0.7
	Total asset write-downs	$0.0	$0.0	$0.7		$0.0	$0.7

	Restructuring and other items, net
	Severance related costs	$0.0	$0.0	$0.2		$0.0	$0.2
	Other costs	0.0	0.0	0.2		0.0	0.2
		$0.0	$0.0	$0.4		$0.0	$0.4

	Total restructuring and other items, net	$0.0	$0.0	$1.1		$0.0	$1.1

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended October 2, 2022, July 3, 2022 and October 3, 2021, and the nine month periods ended October 2, 2022 and October 3, 2021 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended				Nine Months Ended
		Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021		Oct. 2, 2022	Oct. 3, 2021

	Net income attributable to MTI	$13.4	$44.9	$41.4		$102.4	$123.2
	% of sales	2.5%	8.1%	8.7%		6.3%	8.9%

	Special items:
	Acquisition related transaction and integration costs	0.5	2.6	1.5		4.7	1.9
	Litigation costs	31.1	1.5	0.0		32.6	0.0
	Debt extinguishment expenses	6.9	0.0	0.0		6.9	0.0
	Non-cash pension settlement charge	0.2	1.5	0.8		1.7	3.0
	Restructuring and other items, net	0.0	0.0	1.1		0.0	1.1
	Related tax effects on special items	(8.0)	(1.3)	(0.8)		(9.7)	(1.4)

	Net income attributable to MTI, excluding special items	$44.1	$49.2	$44.0		$138.6	$127.8
	% of sales	8.1%	8.8%	9.3%		8.6%	9.3%

	Diluted earnings per share, excluding special items	$1.35	$1.50	$1.30		$4.21	$3.77

Included in litigation costs for the three month and nine month periods ended October 2, 2022 are costs of $31.1 million and $32.6 million, respectively, incurred to defend against, opportunistically settle, and establish a reserve for claims associated with certain talc products from our Barretts Minerals Inc subsidiary.

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended October 2, 2022, July 3, 2022 and October 3, 2021, and the nine month periods ended October 2, 2022 and October 3, 2021 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended				Nine Months Ended
	(millions of dollars)	Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021		Oct. 2, 2022	Oct. 3, 2021

	Cash flow from operations	$30.4	$32.9	$45.1		$63.6	$163.1
	Capital expenditures	19.2	21.2	23.1		59.4	63.0
	Free cash flow	$11.2	$11.7	$22.0		$4.2	$100.1

	Depreciation, depletion and amortization expense	$23.3	$23.7	$24.0		$71.2	$71.3

5)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's year over year sales growth on a constant currency basis, which is a non-GAAP measure, for the quarterly period ended October 2, 2022, constituting a reconciliation to GAAP sales growth set forth below. Constant currency basis eliminates the exchange rate fluctuations when calculating sales performance figures. The Company's management feels this non-GAAP measure provides meaningful supplemental information regarding its performance and facilitates investors' understanding of sales trends for the third quarter of 2022.

		Quarter Ended October 2, 2022

		Sales Growth	Impact of Foreign Exchange	Sales Growth on Constant Currency Basis

	Performance Materials	16%	8%		24%
	Specialty Minerals	13%	5%		18%
	Refractories	13%	7%		20%
	MTI	15%	7%		22%

6)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended October 2, 2022, July 3, 2022 and October 3, 2021, and the nine month periods ended October 2, 2022 and October 3, 2021, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended				Nine Months Ended
	(millions of dollars)	Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021		Oct. 2, 2022	Oct. 3, 2021

	Net income	$13.4	$44.9	$41.4		$102.4	$123.2
	Add back:
	Depreciation, depletion and amortization	23.3	23.7	24.0		71.2	71.3
	Interest expense, net	11.0	10.4	9.2		31.2	28.2
	Equity in earnings of affiliates, net of tax	(0.7)	(0.6)	(0.8)		(1.4)	(1.8)
	Net income attributable to non-controlling interests	1.2	0.6	1.0		2.6	3.2
	Provision for taxes on income	3.2	11.4	8.9		25.8	27.6
	EBITDA	51.4	90.4	83.7		231.8	251.7
	Add special items:
	Acquisition related transaction and integration costs	0.5	2.6	1.5		4.7	1.9
	Litigation costs	31.1	1.5	0.0		32.6	0.0
	Restructuring and other items, net	0.0	0.0	1.1		0.0	1.1
	Debt extinguishment expenses	6.9	0.0	0.0		6.9	0.0
	Non-cash pension settlement charge	0.2	1.5	0.8		1.7	3.0
	Adjusted EBITDA	$90.1	$96.0	$87.1		$277.7	$257.7
	% of sales	16.6%	17.2%	18.4%		17.2%	18.7%

7)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended				Nine Months Ended
		Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021		Oct. 2, 2022	Oct. 3, 2021

	Interest income	$1.1	$0.8	$0.8		$2.7	$2.3
	Interest expense	(12.1)	(11.2)	(10.0)		(33.9)	(30.5)
	Non-cash pension settlement charge	(0.2)	(1.5)	(0.8)		(1.7)	(3.0)
	Debt extinguishment expenses	(6.9)	0.0	0.0		(6.9)	0.0
	Foreign exchange gains	0.7	0.6	1.1		2.2	3.9
	Other deductions	(1.1)	(1.8)	(1.2)		(4.2)	(3.6)
	Non-operating deductions, net	$(18.5)	$(13.1)	$(10.1)		$(41.8)	$(30.9)

Included in non-operating deductions for the three month and nine month period ended October 2, 2022 are debt extinguishment expenses of $6.9 million related to the refinancing of our credit facilities.

Included in non-operating deductions for the three month periods ended October 2, 2022, July 3, 2022 and October 3, 2021 are non-cash pension settlement charges of $0.2 million, $1.5 million and $0.8 million, respectively associated with some of our pension plans in the U.S. Included in non-operating deductions for the nine month periods ended October 2, 2022 and October 3, 2021 are non-cash pension settlement charges of $1.7 million and $3.0 million, respectively associated with some of our pension plans in the U.S.

8)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 28, 2022 at 11:00 am ET and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Nine Months Ended				% Growth
SALES DATA	Oct. 2, 2022	% of Total Sales	Jul. 3, 2022	% of Total Sales	Oct. 3, 2021	% of Total Sales	Prior Qtr.	Prior Year	Oct. 2, 2022	% of Total Sales	Oct. 3, 2021	% of Total Sales	Prior Year

United States	$279.9	52%	$303.1	54%	$245.5	52%	(8)%	14%	$852.6	53%	$712.9	52%	20%
International	262.0	48%	253.9	46%	227.7	48%	3%	15%	765.3	47%	668.5	48%	14%
Net Sales	$541.9	100%	$557.0	100%	$473.2	100%	(3)%	15%	$1,617.9	100%	$1,381.4	100%	17%

Household, Personal Care & Specialty Products	$141.5	26%	$140.1	25%	$121.8	26%	1%	16%	$424.1	26%	$333.9	24%	27%
Metalcasting	85.4	16%	88.8	16%	72.9	15%	(4)%	17%	254.4	16%	235.0	17%	8%
Environmental Products	47.7	9%	54.4	10%	39.8	8%	(12)%	20%	138.0	9%	105.8	8%	30%
Building Materials	15.8	3%	16.3	3%	15.9	3%	(3)%	(1)%	45.6	3%	45.0	3%	1%
Performance Materials Segment	$290.4	54%	$299.6	54%	$250.4	53%	(3)%	16%	$862.1	53%	$719.7	52%	20%

Paper PCC	$97.7	18%	$91.9	16%	$89.5	19%	6%	9%	$286.4	18%	$264.9	19%	8%
Specialty PCC	25.5	5%	28.0	5%	18.2	4%	(9)%	40%	77.7	5%	57.1	4%	36%
PCC Products	$123.2	23%	$119.9	22%	$107.7	23%	3%	14%	$364.1	23%	$322.0	23%	13%

Ground Calcium Carbonate	$28.6	5%	$28.9	5%	$25.0	5%	(1)%	14%	$84.0	5%	74.5	5%	13%
Talc	14.2	3%	15.5	3%	14.2	3%	(8)%	0%	45.2	3%	40.9	3%	11%
Processed Minerals Products	$42.8	8%	$44.4	8%	$39.2	8%	(4)%	9%	$129.2	8%	$115.4	8%	12%

Specialty Minerals Segment	$166.0	31%	$164.3	29%	$146.9	31%	1%	13%	$493.3	30%	$437.4	32%	13%

Refractory Products	$68.9	13%	$70.2	13%	$58.3	12%	(2)%	18%	$203.9	13%	$175.1	13%	16%
Metallurgical Products	16.6	3%	22.9	4%	17.6	4%	(28)%	(6)%	58.6	4%	49.2	4%	19%
Refractories Segment	$85.5	16%	$93.1	17%	$75.9	16%	(8)%	13%	$262.5	16%	$224.3	16%	17%

Net Sales	$541.9	100%	$557.0	100%	$473.2	100%	(3)%	15%	$1,617.9	100%	$1,381.4	100%	17%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021	Prior Qtr.	Prior Year	Oct. 2, 2022	Oct. 3, 2021	Prior Year
SEGMENT OPERATING INCOME (LOSS) DATA

Performance Materials Segment	$37.9	$36.9	$32.0	3%	18%	$108.5	$96.5	12%
% of Sales	13.1%	12.3%	12.8%			12.6%	13.4%
Specialty Minerals Segment	$(14.2)	$20.2	$17.3	*	*	$24.4	$58.4	(58)%
% of Sales	*	12.3%	11.8%			4.9%	13.4%
Refractories Segment	$12.4	$16.2	$13.2	(23)%	(6)%	$45.1	$36.9	22%
% of Sales	14.5%	17.4%	17.4%			17.2%	16.5%
Unallocated and Other Corporate Expenses	$(0.5)	$(3.9)	$(1.9)	(87)%	(74)%	$(6.8)	$(8.7)	(22)%

Consolidated	$35.6	$69.4	$60.6	(49)%	(41)%	$171.2	$183.1	(6)%
% of Sales	6.6%	12.5%	12.8%			10.6%	13.3%

SPECIAL ITEMS

Performance Materials Segment	$0.3	$2.0	$0.6	*	*	$3.3	$0.6	*

Specialty Minerals Segment	$31.1	$0.0	$1.1	*	*	$31.1	$1.1	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Unallocated and Other Corporate Expenses	$0.2	$2.1	$0.9	*	*	$2.9	$1.3	*

Consolidated	$31.6	$4.1	$2.6	*	*	$37.3	$3.0	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income. This excludes special items (set forth in the above table), for the quarterly periods ended October 2, 2022, July 3, 2022, and October 3, 2021, and the nine month periods ended October 2, 2022 and October 3, 2021, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Oct. 2, 2022	Jul. 3, 2022	Oct. 3, 2021	Prior Qtr.	Prior Year	Oct. 2, 2022	Oct. 3, 2021	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$38.2	$38.9	$32.6	(2)%	17%	$111.8	$97.1	15%
% of Sales	13.2%	13.0%	13.0%			13.0%	13.5%
Specialty Minerals Segment	$16.9	$20.2	$18.4	(16)%	(8)%	$55.5	$59.5	(7)%
% of Sales	10.2%	12.3%	12.5%			11.3%	13.6%
Refractories Segment	$12.4	$16.2	$13.2	(23)%	(6)%	$45.1	$36.9	22%
% of Sales	14.5%	17.4%	17.4%			17.2%	16.5%
Unallocated Corporate Expenses	$(0.3)	$(1.8)	$(1.0)	(83)%	70%	$(3.9)	$(7.4)	47%

Consolidated	$67.2	$73.5	$63.2	(9)%	6%	$208.5	$186.1	12%
% of Sales	12.4%	13.2%	13.4%			12.9%	13.5%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	October 2,		December 31,
	2022	*	2021	**

Current assets:
Cash & cash equivalents	$224.1		$299.5
Short-term investments	2.3		4.9
Accounts receivable, net	430.6		367.8
Inventories	344.6		297.7
Prepaid expenses and other current assets	71.9		58.6
Total current assets	1,073.5		1,028.5

Property, plant and equipment	2,251.7		2,296.4
Less accumulated depreciation	1,213.4		1,247.3
Net property, plant & equipment	1,038.3		1,049.1

Goodwill	912.2		907.5
Intangible assets	243.5		251.6
Other assets and deferred charges	119.8		137.5

Total assets	$3,387.3		$3,374.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$118.5		$80.0
Current maturities of long-term debt	0.7		0.8
Accounts payable	210.1		196.1
Other current liabilities	164.2		142.9
Total current liabilities	493.5		419.8

Long-term debt	944.9		936.2
Deferred income taxes	194.5		188.1
Other non-current liabilities	218.8		250.6
Total liabilities	1,851.7		1,794.7

Total MTI shareholders' equity	1,502.0		1,539.3
Non-controlling Interests	33.6		40.2
Total shareholders' equity	1,535.6		1,579.5

Total liabilities and shareholders' equity	$3,387.3		$3,374.2

* Unaudited
** Condensed from audited financial statements.